UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2006

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts  02453

(Address of Principal Executive Offices)  (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Item 3.02  Unregistered Sales of Equity Securities

On February 28, 2006, Inverness Medical Innovations, Inc. (“Inverness”) entered into a definitive agreement to acquire CLONDIAG chip technologies GmbH (“CLONDIAG”) a private company located in Jena in Germany which has developed a multiplexing technology for nucleic acid and immunoassay based diagnostics. Pursuant to the agreement, Inverness has acquired 67.45% of the stock of CLONDIAG in exchange for 218,502 shares of Inverness common stock as of February 28, 2006 and approximately $3.1 million in cash. Inverness also agreed to settle obligations totaling approximately $10 million during the first quarter of 2006, primarily using cash. Under the agreement Inverness will acquire the remaining 32.55% of the stock of CLONDIAG on or about August 1, 2006 for an additional $4.9 million based on current exchange rates. The purchase agreement also calls for contingent consideration totaling approximately $8.9 million consisting of 224,316 shares of common stock and approximately $3 million of cash or stock in the event that 4 specified products are developed on CLONDIAG’s platform technology during the three years following the date of the purchase agreement. Inverness has agreed to register for resale the shares of its common stock issued, and to be issued, under the agreement.

The shares issued, and to be issued, as consideration in the CLONDIAG acquisition were offered and sold without registration under the Securities Act of 1933 in reliance upon the exemption from registration provided by Regulation S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
Date: March 3, 2006	By:	/s/ Jay McNamara
Jay McNamara
Senior Counsel – Corporate & Finance